CAPSULE COMMUNICATIONS, INC.

Contact: David B. Hurwitz, President & CEO
(215) 633-9400


    CAPSULE COMMUNICATIONS NAMES RANDOLPH A. FRY AS CHIEF FINANCIAL OFFICER

BENSALEM, Pa., February 13, 2001 Capsule Communications, Inc. (NASDAQ
SmallCap: "CAPS") announced today that it has named Randolph A. Fry as its Chief Financial Officer. Randy carries an MBA in finance from Drexel University, and a BS from the University of Tennessee in accounting. He spent numerous years in public accounting and specialized in the implementation of financial reporting, MIS, Internet and e-business solutions.

"Randy has spent the last 1 1/2 years in Capsule's MIS department working on its financial and e-business systems," stated David B. Hurwitz, the Company's President & CEO. "In a business environment where information technology plays a critical role in a company's competitiveness, Randy brings both an IS and financial perspective to things here at Capsule."

"I am very excited about the opportunity to get back to the financial side of the business," stated Randy Fry. "I look forward to working closely with our information technology group using both financial and information management enabling the company to effectively pursue its business strategy."

ABOUT CAPSULE:

Capsule Communications, Inc. is a publicly traded local and long distance telecommunications company that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the Internet and telecommunications markets. Capsule provides an integrated suite of communications services to small and medium-sized business and residential customers, including; local, long distance, calling cards, dedicated access, DSL, private line/frame relay circuits, cellular, paging and Web site design and hosting. For more information, visit their web site at http://www.capsulecom.com.



                         Capsule Communications, Inc.
                 2 Greenwood Square, 3331 Street Road, Suite 275
                             Bensalem, PA 19020
                          215-633-9400 (telephone)
                             215-244-3440 (fax)
                        http://www.capsulecom.com